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                                                                     Exhibit 5.1

               [LETTERHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP]


                                February 28, 2001



Schuler Holdings, Inc.
828 Fort Street Mall, Fourth Floor
Honolulu, Hawaii 96814

                  Re:      Schuler Holdings, Inc.
                           Registration Statement on Form S-3
                           ----------------------------------

Ladies and Gentlemen:

                  At your request, we are rendering this opinion in connection with the proposed issuance by Schuler Holdings, Inc., a Delaware corporation (the "Company"), of up to 1,385,421 shares of Class A Common Stock, $.001 par value per share ("Common Stock").

                  We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and
(c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

                  Based on such examination, we are of the opinion that the shares of Common Stock to be issued by the Company are validly authorized shares of Common Stock and will be validly issued, fully paid and nonassessable when
(a) issued in accordance with (i) the Agreement and Plan of Reorganization, dated as of September 12, 2000 by and among Schuler Homes, Inc., a Delaware corporation, Apollo Real Estate Investment Fund, L.P., a Delaware limited partnership, Blackacre WPH, LLC, a Delaware limited liability company, Highridge Pacific Housing Investors, L.P., a California limited partnership, AP WP Partners, L.P., a Delaware limited partnership, AP Western GP Corporation, a Delaware corporation, AP LHI, Inc., a California corporation, and LAMCO Housing, Inc., a California corporation, as amended, and (ii) the Amended and Restated Loan Agreement, dated as May 5, 1998, by and among Western Pacific Housing Development Limited Partnership, a California limited partnership, Bankers Trust Company, a New York banking corporation, as agent, and the lenders named therein, as amended, and (b) converted in accordance with the Company's Certificate of Incorporation.

                  We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in such Registration Statement, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the "1933 Act"), nor do we thereby consider that we are "experts" within the meaning of such

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term as used in the 1933 Act with respect to any part of the Registration
Statement, including this opinion as an exhibit or otherwise.

                                         Very truly yours,

                                         /s/ Orrick, Herrington & Sutcliffe LLP

                                         ORRICK, HERRINGTON & SUTCLIFFE LLP

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